EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SpaceDev, Inc. and Subsidiaries
San Diego, California

We consent to the inclusion in Form 10-KSB of SpaceDev, Inc. and Subsidiaries of our report dated March 25, 2008, relating to the consolidated financial statements of SpaceDev, Inc. and Subsidiaries for the years ended December 31, 2007 and 2006.

/s/ PKF
San Diego, California	PKF
March 27, 2008	Certified Public Accountants
A Professional Corporation